Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-125760, 333-131976, 333-132564, 333-135677 and 333-137250 on Form S-8 of our report dated February 28, 2007, relating to the consolidated financial statements of Rackable Systems, Inc. and subsidiaries (which expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rackable Systems, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
San Jose, CA
February 28, 2007